Exhibit 4.9

SHARE FORFEITURE AGREEMENT

This SHARE FORFEITURE AGREEMENT, dated as of September 29, 2021 (this “Agreement”), is by and among (a) Crynssen Pharma Group Limited, a private limited liability company registered and incorporated under the laws of Malta (the “Company”), (b) Procaps Group, S.A., a public limited liability company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg with its registered office at 9 rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés, Luxembourg) (“Holdco”), (c) Union Group International Holdings Limited, a company incorporated under the laws of the British Virgin Islands (“UGI”), (d) Union Acquisition Associates II, LLC, a New York limited liability company (“UAA,” and collectively with UGI, the “Sponsors”) and (e) Union Acquisition Corp. II, a Cayman Islands exempted company (“SPAC”). Capitalized terms used herein, but not otherwise defined shall have the respective meanings given to them in that certain Business Combination Agreement entered into on March 31, 2021, by and among OZLEM Limited, a Cayman Islands exempted company (“Merger Sub,” and collectively with the Company, SPAC and Holdco, the “BCA Parties”), the Company, Holdco and SPAC (as amended on the date hereof and further amended and/or restated from time to time, the “BCA”).

WHEREAS, the Sponsors own beneficially and of record certain SPAC Ordinary Shares issued prior to SPAC’s initial public offering (the “Founder Shares”);

WHEREAS, in order to consummate the Transactions, the BCA Parties, the Sponsors and other parties to the Transaction Documents have agreed to amend the BCA and other Transaction Documents (the “Amendments”);

WHEREAS, the SPAC Transaction Expenses exceed the SPAC Transaction Expenses Cap and the Sponsors have agreed to pay and/or reimburse Holdco and the Surviving Company for any such excess; and

WHEREAS, in order to induce the BCA Parties and other parties to the Transaction Documents to enter into the Amendments and consummate the Transactions, the Sponsors have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, in the BCA and in the other Transaction Documents, the receipt and sufficiency of which is hereby acknowledged, each Sponsor hereby agrees, severally and not jointly, with SPAC, Holdco, and the Company as follows:

1. Sponsors Forfeited Shares. Each of the Sponsors hereby agrees that, subject to, and conditioned upon, the occurrence of the Closing and effective as of immediately prior to the Closing, the Sponsors shall provide written notice to Continental Stock Transfer & Trust Company, as escrow agent, transfer agent and registrar of the SPAC Ordinary Shares (the “Transfer Agent”), in a form reasonably acceptable to the Transfer Agent and the Company, forfeiting and surrendering the number of Founder Shares set forth opposite such Sponsor’s name in Schedule A hereto (the “Forfeited Shares”) and SPAC and the Sponsors shall cause the Transfer Agent, upon receipt of such written notice, to release the Forfeited Shares to SPAC for cancellation. The Sponsors and SPAC shall take all reasonably necessary actions required to reflect the forfeiture, surrender and cancellation of the Forfeited Shares as of immediately prior to the Closing in the books and records of the Transfer Agent.

2. SPAC Transaction Expenses Overage. The Sponsors hereby agree to fully pay or cause to be paid, on or prior to the Closing Date, the amount of SPAC Transaction Expenses that exceed the SPAC Transaction Expenses Cap, other than $200,000 that the Sponsors will pay directly to Benchmark Investments promptly after the Closing Date. Sponsors, as shareholders of the SPAC, in consideration of the benefits that the Sponsors will receive in connection with the BCA and the other Transaction Documents, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby agree jointly and severally to reimburse Holdco and the Surviving Company for the aggregate amount of any SPAC Transaction Expenses payable by Holdco or the Surviving Company in excess of the SPAC Transaction Expenses Cap.

3. Entire Agreement; Assignment; Amendment. This Agreement and the other agreements referenced herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior express written consent of the other parties hereto. This Agreement may be amended in writing by all parties hereto by an instrument in writing signed by each of the parties hereto.

4. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

5. Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

6. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

7. Governing Law; Venue; Waiver of Jury Trial. Sections 11.06 and 11.07 of the BCA are incorporated herein by reference, mutatis mutandis.

8. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to (a) if to SPAC or any Sponsor, the address for SPAC in accordance with the terms of Section 11.01 of the BCA, and (b) if to the Company or Holdco, the address for the Company or Holdco in accordance with the terms of Section 11.01 of the BCA.

9. Representations and Warranties. Each Sponsor hereby represents and warrants (severally and not jointly as to herself, himself or itself only) to SPAC, Holdco, and the Company as follows: (a) if such person is not an individual, it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such person’s corporate, limited liability company or other organizational powers and have been duly authorized by all necessary corporate, limited liability company or other organizational actions on the part of such person; (b) if such person is an individual, such person has full legal capacity, right and authority to execute and deliver this Agreement and to perform its obligations hereunder; (c) this Agreement has been duly executed and delivered by such person and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such person, enforceable against such person in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies); and (d) the execution and delivery of this Agreement by such person does not, and the performance by such person of its obligations hereunder will not require any consent or approval that has not been given or other action that has not been taken by any third party, in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such person of its obligations under this Agreement.

10. Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Transactions) in any court of the United States located in the State of New York without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

11. Interpretation. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever this Agreement uses “it”, “its” or derivations thereof to refer to a natural person, such references shall be deemed references to “her”, “him” or “his”, as applicable.

12. Further Assurances. Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CRYNSSEN PHARMA GROUP LIMITED

By	/s/ Ruben Minski
Name:	Ruben Minski
Title:	Authorized Signatory

Procaps Group, S.A.

By	/s/ Ruben Minski
Name:	Ruben Minski
Title:	Authorized Signatory

UNION GROUP INTERNATIONAL HOLDINGS LIMITED

By	/s/ Juan Sartori
Name:	Juan Sartori
Title:	Director

UNION ACQUISITION ASSOCIATES II, LLC

By	/s/ Kyle P. Bransfield
Name:	Kyle P. Bransfield
Title:	Managing Member

UNION ACQUISITION CORP. II

By	/s/ Kyle P. Bransfield
Name:	Kyle P. Bransfield
Title:	Chief Executive Officer

[Signature Page to Share Forfeiture Agreement]

SCHEDULE A

Sponsors	Founder Shares Forfeited
Union Acquisition Associates II, LLC	400,000
Union Group International Holdings Limited	300,000
Total	700,000

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